NEWS RELEASE
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NEWS FOR RELEASE: February 2, 1998

 HITACHI LICENSES FERROELECTRIC SMART CARD TECHNOLOGY FROM RACOM AND RAMTRON

Denver, CO, --- Racom Systems, Inc. (NASDAQ: RCOM) and Ramtron International Corporation (NASDAQ: RMTR) announced today an agreement granting Hitachi a worldwide, non-exclusive license to design, manufacture and sell smart card products based on Racom's contactless, ferroelectric smart card technology, and Ramtron's proprietary ferroelectric random access memory ("FRAM (registered trademark") technology. This agreement with Racom and Ramtron will help Hitachi strengthen its position as a major supplier of smart card solutions as the company expands into the emerging contactless smart card market. Worldwide smart card production is growing at over 35% per year and is expected to reach an annual output in excess of 3 billion cards by 2001. Hitachi is currently the leading supplier of smart card products to the cellular phone and banking industries.

"As a leading world-wide manufacturer of smart card products, Hitachi's decision to license Racom smart card technology as the basis for its expanding contactless smart card initiative is a major milestone for our young company," Richard Horton, president and CEO of Racom Systems, says. "We look forward to a long and mutually beneficial relationship with Hitachi and to continuing our strategy of partnering with world-class companies of this caliber."

"FRAM technology has the unequaled attribute of reducing the complexity and cost of current smart cards while simultaneously increasing performance, reducing power and improving reliability", said L. David Sikes, Ramtron's chairman and CEO. "Hitachi's established leadership in smart card products provides an ideal avenue to expand FRAM memory's presence in electronic commerce."

Open, interoperable software standards, such as MULTOS (registered trademark), which is supported by Mondex International, LTD, a 51%-owned subsidiary of MasterCard, and Java (trademark) Card, which is supported by Sun Microsystems, could also benefit from the use of FRAM technology. By replacing the mix of dissimilar memory technologies used in today's smart cards, FRAM technology removes the unnatural, fixed partitions and performance limitations that bind users to proprietary combinations of smart card hardware and software.

"With MULTOS, our goal is to enable smart card issuers and users to freely choose their own applications, irrespective of proprietary hardware", said Noel Stephens, Head of Technical Development of Mondex International, LTD. "The integration of FRAM technology with smart card microprocessors is an important development that reinforces a wider commitment to this principle."

FRAM technology provides a virtual memory architecture in hardware. "Java Card could benefit greatly from this feature", said Patrice Peyret, Director of Consumer Transactions of JavaSoft, a division of Sun Microsystems, Inc. "Combined with Java Card's virtual machine, FRAM technology could well lead the way to a new generation of advanced smart card solutions."
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The majority of smart cards today use a combination of complex memory technologies, including ROM, SRAM, and EEPROM to store data. These technologies support applications such as banking and retail, where users insert a smart card into a terminal and typically wait tens of seconds for completion of a transaction. Card users and service providers, however, would also like to leverage smart cards in services such as public transportation, entertainment and access control where transactions must be executed in fractions of a second without card insertion.

In order to support multiple applications, smart cards must provide both contact and contactless operation. In addition, smart card microprocessors must offer zero-wait state performance and unlimited data retention to meet the processing demands of smart card interpretive languages and applet-based operating systems as well as compute-intensive authentication and encryption schemes. FRAM technology provides an ideal solution for addressing these requirements. FRAMs are as fast as SRAM, yet potentially as dense as DRAM. When compared to EEPROM, FRAM is up to 20,000 times faster, consumes as little as 1 millionth the power and provides up to 10,000 times the endurance on write cycles in addition to storing data for ten years or more without power.

Company Backgrounds:

Racom Systems, Inc., headquartered in Denver, Colorado, develops and delivers smart card-based systems that automate transactions for electronic commerce, information technology and industrial automation. Whether at home, work or play, Racom's systems help put people in charge of their lives with solutions that provide secure, convenient and personalized access to money, information, property, and services. For further information about Racom, its technology and products, contact Racom via email, at info@racom.com, at its Web address, http://www.racom.com, by telephone at (303) 771-2077, or by fax at (303) 771-4708.

Ramtron is the leading developer of FRAM memory products -- new high-performance nonvolatile memories that merge the benefits of many mainstream memory technologies into a single device. Ramtron holds 110 international and U.S. patents covering its proprietary technologies and products, and has more than 97 additional patent applications filed. For more information about Ramtron and its products, contact: Communications Department, Ramtron International Corporation, 1850 Ramtron Drive, Colorado Springs, Colorado, USA, 80921. Telephone is 800-545-FRAM (3726); FAX is 719-481-9294; E-mail address is framinfo@ramtron.com. Homepage is http://www.ramtron.com.

Investors Note:

Investors should carefully consider the preceding information as well as other information contained in this press release before making an investment in the Common Stock. Information contained in this press release contains "forward-looking statements" which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "should" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. No assurance can be given that the future results covered by the forward-looking statements will be achieved. The preceding matters constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results covered in such forward-looking statements. Other factors could also cause actual results to vary materially from the future results covered in such forward-looking statements.
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"FRAM" is a registered trademark of Ramtron International Corporation.

"MULTOS" is a registered trademark of Mondex International Limited.

"Java" is a trademark of Sun Microsystems, Inc. in the United States and other countries.